UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2014

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2014, the Board of Directors (the “Board”) of BIND Therapeutics, Inc. (the “Company”) increased the size of the Board from seven to nine directors, and elected Amy Schulman as a Class I director of the Company and Eric Rowinsky as a Class III director of the Company. Ms. Schulman has been appointed to serve on the Compensation Committee of the Board (the “Compensation Committee”) and to serve as the Compensation Committee’s Chairperson. Mr. Rowinsky has been appointed to serve on the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”).

Ms. Schulman and Mr. Rowinsky will participate in the Company’s standard compensation program for non-employee directors, including an annual retainer of $35,000, an additional annual retainer of $10,000 for Ms. Schulman’s service as the Chairperson of the Compensation Committee, an additional annual retainer of $3,000 for Mr. Rowinsky’s service on the Nominating Committee, and an initial award of an option to purchase 25,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award has an exercise price equal to $10.19, the closing price per share of the Company’s common stock on the date of grant, and will vest and become exercisable in equal installments on each of the first four anniversaries of the date of grant, subject to continued service on the Board through each such vesting date. Ms. Schulman and Mr. Rowinsky have also entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: September 3, 2014	By:	/s/ Scott Minick

Scott Minick
President and Chief Executive Officer